Example Template : 77O




DWS CAPITAL GROWTH FUND





N-Sar October 1, 2012 - March 31, 2013





Security Purchased
Cusip
Purchase/Trade
Date
 Size (Shr) of
Offering
Offering
Price of
Shares
Total ($) Amt
of Offering
 Amt of shares
Purch by Fund
% of
Offering
Purchased
by Fund
% of
Funds
Total
Assets
Brokers
Purchased From
NCLH Ltd.
G66721104
01/17/2013
423,529,400
$19.0

10,818
0.05%

UBS, BCLY, DB
UBS
Zoetis Inc
98978V103
01/31/2013
2,152,500,000
$26.0

37,929
0.05%

JPM, BAC, MS, DB
ML